Exhibit 2.2

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of September 25, 2023 (this “Agreement”), is entered into by and among Regeneron Pharmaceuticals, Inc., a New York Corporation (“Parent”), Symphony Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (collectively, as “Rights Agent”).

PREAMBLE

WHEREAS, Decibel Therapeutics, Inc., a Delaware corporation (the “Company” or, following the Merger, the “Surviving Corporation”), Parent and Purchaser, have entered into an Agreement and Plan of Merger, dated as of August 8, 2023 (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (a) Parent has agreed to cause Purchaser to commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”), other than the Excluded Shares (as defined in the Merger Agreement) and the Converted Shares (as defined in the Merger Agreement), (b) Purchaser will, following consummation or termination of the Offer (other than in connection with a termination of the Merger Agreement), be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and (c) the Company shall become a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, in each of the Offer and the Merger, Parent has agreed to provide Holders (as defined below) the right to receive up to two (2) contingent cash payments upon the terms and subject to the conditions of this Agreement and of the Merger Agreement without interest and subject to reduction for any applicable withholding Taxes; and

WHEREAS, pursuant to this Agreement, the maximum potential amount payable per CVR (as defined below) is $3.50 in cash, without interest and subject to reduction for any applicable withholding Taxes.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed, for the proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Acting Holder(s)” means any Holder or Holders of at least 50% of the outstanding CVRs as set forth on the CVR Register.

“Carve-Out Transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or exclusive licensing transaction) pursuant to which all or substantially all of the rights, property and assets (including Intellectual Property and Material Contracts) necessary for the development and approval of DB-OTO are sold, exclusively licensed or otherwise transferred, directly or indirectly, to, or acquired by, directly or indirectly, a Person other than Parent or any of its Affiliates. For clarification, each of (i) ordinary course licensing, collaboration or distribution arrangements in which less than exclusive worldwide rights are granted for purposes of developing or commercializing DB-OTO and (ii) any Change of Control shall not constitute a Carve-Out Transaction.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than 50% of Parent’s voting power immediately after the transaction.

“Clinical Trial” means any research study in which one or more human subjects are assigned to one or more interventions (which may include placebo or other control), including the Phase 1/2 Clinical Trial, any Phase III Clinical Trial or any Registration Enabling Trial, in each case, including an equivalent human clinical trial conducted in a country other than the United States.

“Commercially Reasonable Efforts” means a level of efforts that is consistent with the general practice followed by Parent in the relevant jurisdictions in pursuing development and approval of other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, which are of similar scientific and commercial potential at a similar stage in their development or product life, taking into account all relevant factors, including the prevalence and incidence of the applicable disease or condition, safety, tolerability, efficacy, product profile, anticipated regulatory authority approved labeling, supply chain management considerations, the competitiveness of other products of Parent and third parties in development and in the marketplace, proprietary position (including with respect to patent or regulatory exclusivity), the projected cost, the regulatory structure and requirements involved (including with respect to Clinical Trial enrollment), and expected profitability (including pricing and reimbursement status achieved or expected to be achieved), and, in each case, other relevant technical, scientific, strategic, commercial, legal, regulatory or medical factors (without limiting Parent and Purchaser’s ability to allocate their respective resources in accordance with their respective development and commercial priorities). It is understood and agreed that, depending on the relevant facts and circumstances, Commercially Reasonable Efforts may not require Parent to test, develop, pursue, manufacture, make regulatory filings or seek regulatory approvals with respect to, or otherwise advance, DB-OTO. Any Milestone Payments payable under this Agreement may not be taken into account in determining Commercially Reasonable Efforts.

Notwithstanding anything to the contrary herein, including but not limited to the foregoing and Section 4.03, “Commercially Reasonable Efforts” shall not require: (i) opening any new sites for Clinical Trials beyond those having been opened or expressly planned to be opened pursuant to the Company’s development plans shared with Parent as of August 8, 2023; or (ii) initiating any additional Clinical Trials beyond the Phase 1/2 Clinical Trial.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“DB-OTO” means an AAV-based dual-vector gene therapy product candidate designed to express Otoferlin that is in development by the Company for the treatment of congenital, monogenic hearing loss.

The “DB-OTO Milestone” shall be deemed achieved upon the occurrence of the fifth (5th) human participant being administered after the date of the Merger Agreement with DB-OTO in any Clinical Trial; provided, that such occurrence is prior to the end of the DB-OTO Milestone Period.

“DB-OTO Milestone Payment” means, if the DB-OTO Milestone is achieved prior to the end of the DB-OTO Milestone Period, $2.00 in cash, per CVR, without interest and subject to reduction for any applicable withholding Taxes; provided that (i) in the case of any CVR received by a Holder in respect of a Tranche 2 Option, the DB-OTO Milestone Payment means the excess of $6.00 over the exercise price per Share with respect to such Tranche 2 Option and (ii) notwithstanding the achievement of the DB-OTO Milestone, in no event shall the DB-OTO Milestone Payment be made with respect to any CVR received by a Holder in respect of a Tranche 3 Option. For the avoidance of doubt, the DB-OTO Milestone Payment shall only be due once, if at all.

“DB-OTO Milestone Period” means the period commencing on the Closing Date and ending on the earlier of (i) the Termination and (ii) at 11:59 P.M., Eastern Time on December 31, 2024.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by a Holder in respect of a Tranche 1 Option, Tranche 2 Option, Tranche 3 Option or Company RSU.

“Governmental Body” shall mean any applicable: (a) nation, state, commonwealth, province, territory, county, municipality, district or other applicable legal jurisdiction; (b) federal, state, local, municipal, foreign, international, multinational, supranational or other government; or (c) governmental authority of any nature including any governmental division, unit, department, agency, commission, instrumentality, official or body and any court, arbitrator or other tribunal.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“IND” means an Investigational New Drug Application filed with the U.S. Food and Drug Administration (“FDA”) pursuant to 21 C.F.R. § 312 before the commencement of Clinical Trials, including all amendments and supplements to such application, or any equivalent filing with any Regulatory Authority outside the United States.

“Initiated” (or “Initiation”) means, with respect to a Clinical Trial, the occurrence of the first dosing of the first human subject in such Clinical Trial.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, common law, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ or another stock exchange).

“Marketing Approval” means an approval of the applicable Regulatory Authority necessary for the marketing and sale of a product, but excluding any IND or Pricing Approval.

“Milestone(s)” means each of the DB-OTO Milestone and the Registration Study Milestone.

“Milestone Payment” means, as applicable, (a) the DB-OTO Milestone Payment or (b) the Registration Study Milestone Payment.

“Milestone Period” means each of the DB-OTO Milestone Period and the Registration Study Milestone Period.

“Officer’s Certificate” means a certificate (a) signed by an authorized officer of Parent, in his or her capacity as such, and (b) delivered to the Rights Agent.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended); or (g) as provided in Section 2.06.

“Phase 1/2 Clinical Trial” means the Clinical Trial with identifier NCT05788536, titled “A Study of DB-OTO, an AAV Based Gene Therapy, in Children/Infants With Hearing Loss Due to Otoferlin Mutations (CHORD).”

“Phase III Clinical Trial” means a human Clinical Trial that would satisfy the requirements of 21 C.F.R. 312.21(c) (as amended or any replacement thereof) or any equivalent human clinical trial conducted for a country other than the United States.

“Pricing Approval” means such approval, agreement, determination or decision establishing prices that can be charged to consumers or will be reimbursed by Governmental Bodies in a country where Governmental Bodies of such country approve or determine pricing for pharmaceutical products for reimbursement or otherwise.

“Registration Enabling Trial” means a Clinical Trial for DB-OTO (a) the results of which, together with other data and information concerning such product, are intended to or do establish that such product is safe and effective for its intended use; (b) that forms the primary basis (alone or with one or more additional Registration Enabling Trials) of an effectiveness claim in support of a Marketing Approval for such product; and (c) that (i) meets the criteria for a Phase III Clinical Trial (or the equivalent under the rules of the EMA, the U.K. Medicines and Healthcare Products Regulatory Agency (“MHRA”) or the applicable national Regulatory Authority in any of Germany, France, Italy or Spain (the FDA, the EMA, the MHRA, and such other Regulatory Authorities, collectively, the “Specified Regulatory Authorities”)) at the time such Clinical Trial is Initiated or (ii) is acknowledged in writing by any of the Specified Regulatory Authorities to satisfy clauses (a) and (b).

The “Registration Study Milestone” shall be deemed achieved upon the earlier to occur of (a) the Initiation after the date hereof of a Registration Enabling Trial that satisfies clauses (a)-(c) of the definition thereof at the time of such Initiation (or, if any of such clauses (a)-(c) is not satisfied at the time of such Initiation, at such subsequent time that clauses (a), (b), and (c)(ii) have been satisfied) or (b) the receipt of acceptance for review of (i) a biologics license application by the FDA, (ii) a marketing authorization application by the European Medicines Agency (“EMA”), (iii) a marketing authorization application by the MHRA or (iv) an equivalent application by the applicable national Regulatory Authority in any of Germany, France, Italy or Spain, in each case for DB-OTO; provided, that (x) such earlier occurrence is during the Registration Study Milestone Period and (y) the Registration Study Milestone shall not be deemed achieved unless the DB-OTO Milestone shall have been previously achieved prior to the end of the DB-OTO Milestone Period.

“Registration Study Milestone Payment” means, if the Registration Study Milestone is achieved during the Registration Study Milestone Period, $1.50 in cash, per CVR, without interest and subject to reduction for any applicable withholding Taxes; provided that, in the case of any CVR received by a Holder in respect of a Tranche 3 Option, the Registration Study Milestone Payment means the excess of $7.50 over the exercise price per Share with respect to such Tranche 3 Option. For the avoidance of doubt, the Registration Study Milestone Payment shall only be due once, if at all.

“Registration Study Milestone Period” means the period commencing on the Closing Date and ending on the earlier of (i) the Termination and (ii) at 11:59 P.M., Eastern Time on December 31, 2028.

“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity anywhere in the world with authority over the development, manufacture or commercialization of DB-OTO. The term “Regulatory Authority” includes the FDA, the EMA and the MHRA.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.01. Holders of CVRs; Appointment of Rights Agent.

(a) As provided in the Merger Agreement and subject to the terms and conditions therein, each Holder shall be entitled to one CVR for (i) each Share outstanding immediately prior to the Effective Time that is converted into the right to receive the Merger Consideration pursuant to the Merger Agreement, (ii) each Share underlying a Company RSU that is outstanding immediately prior to the Effective Time that becomes entitled to a payment pursuant to Section 2.8(b) of the Merger Agreement, and (iii) each Share underlying a Company Option that is outstanding immediately prior to the Effective Time that becomes entitled to a payment pursuant to Section 2.8(a)(ii)-(iii) of the Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, if elected by Parent, amounts payable to current or former employees of the Company pursuant to this Agreement in respect of an Equity Award CVR may be made through Parent’s or the Surviving Corporation’s or an Affiliate’s payroll system or any successor payroll system and otherwise in accordance with the terms of this Agreement.

(b) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment.

Section 2.02. Nontransferable.

CVRs may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.02 shall be void ab initio and of no effect.

Section 2.03. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) CVRs will be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) Subject to the delivery of information and instructions by Parent to the Rights Agent in form and substance reasonably acceptable to the Rights Agent, the Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder and Tax Identification Number of each Holder and, with respect to each Holder of any CVR received in respect of any Tranche 2 Option or Tranche 3 Option, the exercise price of such Tranche 2 Option or Tranche 3 Option.

(c) Without limiting the restriction on transferability set forth in Section 2.02, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the registered Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer demonstrating that such proposed transfer is a Permitted Transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer is a Permitted Transfer and otherwise complies with the other terms and conditions of this Agreement, register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement. Any transfer or assignment of CVRs shall be without charge (other than the cost of any documentary, recordation, registration, transfer, stamp or other similar Tax) to the applicable Holder. As a condition of such transfer, Parent, Purchaser and the Rights Agent may require a transferring Holder or its transferee to pay, including to the applicable Governmental Body, any documentary, recordation, registration, transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

Section 2.04. Payment Procedures.

(a) If the DB-OTO Milestone is achieved at any time prior to the end of the DB-OTO Milestone Period, or the Registration Study Milestone is achieved at any time during the Registration Study Milestone Period, then on a date that is within twenty (20) Business Days after such achievement (the “Milestone Payment Date”), (A) Parent shall deliver to the Rights Agent a written notice (the “Milestone Notice”) indicating which Milestone was attained and a certificate of Parent certifying the date of the achievement of the Milestone and that the Holders are entitled to receive the applicable Milestone Payment and (B) Parent shall deliver to the Rights Agent cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the applicable Milestone Payment payable to the Holders, along with any letter of instruction reasonably required by the Rights Agent; provided that Parent may, in its sole discretion, elect to pay any Milestone Payment with respect to any Equity Award CVRs through the Surviving Corporation’s or an Affiliate’s payroll system or any successor payroll system (such election, a “Self-Pay Election”) and not provide the Rights Agent with any funds with respect to such Equity Award CVRs.

(b) The Rights Agent shall promptly, and in no event later than fifteen (15) Business Days after receipt of a Milestone Notice and cash, by wire transfer of immediately available funds, equal to the aggregate amount necessary to pay the applicable Milestone Payment payable to all Holders pursuant to Section 2.04(a) as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its address set forth in the CVR Register a copy of any certificate delivered pursuant to this Section 2.04. If in such certificate Parent certifies that a Milestone Payment is payable to the Holders, then, at the time the Rights Agent sends a copy of such certificate to the Holders, the Rights Agent shall also pay the applicable Milestone Payment to each of the Holders (other than in respect of any Equity Award CVRs in the event of a Self-Pay Election) (the amount which each Holder is entitled to receive, subject to Section 2.04(c), will be equal to the aggregate applicable Milestone Payments due in respect of the applicable CVRs held by such Holder, as reflected on the CVR Register), which payment shall be by check mailed to the address of each Holder as set forth in the CVR Register as of the close of business on the last Business Day prior to the applicable Milestone Payment Date. In the event of a Self-Pay Election, Parent shall pay, or cause to be paid, the applicable Milestone Payments due in respect of Equity Award CVRs to the applicable Holders (the amount which each Holder is entitled to receive, subject to Section 2.04(c), will be equal to the aggregate applicable Milestone Payments due in respect of the applicable Equity Award CVRs as reflected on the CVR Register) as promptly as practicable after such applicable Milestone Payment becomes due and payable under this Agreement; provided that any such amounts that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be paid at the earliest time permitted under the terms of the applicable award that would not result in a tax or penalty under Section 409A of the Code. Without limiting the generality of the foregoing, any payment made pursuant to a Self-Pay Election with respect to a Company Option that is an incentive stock option (within the meaning of Section 422 of the Code) shall be subject to Tax reporting and withholding in accordance with applicable Legal Requirements.

(c) Parent, and any other applicable withholding agent, shall be entitled to deduct and withhold, or cause the Rights Agent to deduct or withhold, from each Milestone Payment otherwise payable pursuant to this Agreement, such amounts as each is required to deduct and withhold with respect to the making of such payment under any applicable Legal Requirement relating to Taxes. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such tax deduction or withholding or causing any such tax deduction or withholding to be made with respect to any Holder (other than amounts due to Holders in respect of Equity Award CVRs in the event of a Self-Pay Election), Parent shall instruct the Rights Agent to, and upon receipt of such instruction the Rights Agent shall, provide a reasonable opportunity for such Holders to timely provide duly executed Internal Revenue Service Forms W-9 or W-8, as applicable, or any other appropriate forms, in order to eliminate or reduce such withholding. The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts deducted or withheld in respect of Taxes to the appropriate Governmental Entity. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except as set forth herein, as specifically instructed by Parent, or as required by applicable Legal Requirements.

(d) Any portion of the funds held by the Rights Agent in connection with this Agreement which remain undistributed to the Holders six months after the applicable Milestone Payment Date shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such Milestone Payment. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with so transferring such property to Parent.

(e) If any Milestone Payment (or portion thereof) remains unclaimed by a Holder twenty-four (24) months after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Body under applicable Legal Requirements), any such Milestone Payment (or portion thereof) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Neither Parent nor the Rights Agent shall be liable to any Person in respect of a Milestone Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Legal Requirements.

Section 2.05. No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of CVRs.

(b) CVRs shall not represent any equity or ownership interest in Purchaser or Parent, any constituent company to the Merger or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent, Purchaser or any of their respective Affiliates.

(c) No joint venture, partnership or other fiduciary relationship is created hereby or by the CVRs, which represent only contractual obligations of Parent, and none of Parent, Purchaser, or any of their respective Affiliates, nor their respective directors and officers, owes any fiduciary or implied duty of any type (including any duty of loyalty or care) to any Holder.

Section 2.06. Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its controlled Affiliates (including Purchaser) shall be automatically deemed extinguished and no longer outstanding or entitled to further Milestone Payments for purposes of this Agreement, with the Rights Agent being promptly notified in writing by the Company of such acquisition and cancellation.

Section 2.07. Holding of Funds.

All funds received by Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by Computershare, as agent for Parent, and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid or distributed in accordance with this Agreement, the Funds shall be deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid or distributed pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (i) bank accounts with commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.), (ii) funds backed by obligations of, or guaranteed by, the United States of America, or (iii) United States government or United States treasury money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition, or a combination of the foregoing, and, in any such case, no such instrument shall have a maturity exceeding three (3) months, provided that no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Computershare will only draw upon the Funds in such account(s) as required from time to time in order to make prompt payment of the Milestone Payments, or return any unused Funds to Parent, in each case in accordance with the terms of this Agreement. Neither Parent nor Purchaser shall have any responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this Article 2, Section 2.07, except for any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any holder or any other party.

ARTICLE 3

THE RIGHTS AGENT

Section 3.01. Certain Duties and Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Parent to the Rights Agent in connection with this Agreement (but not including reimbursable expenses and other charges) during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought; provided, that, such liability cap shall not apply in the case of the Rights Agent’s own willful misconduct, fraud or bad faith (each as determined by a final non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent or Purchaser, provided that this Section 3.01 shall not affect the Rights Agent’s obligation to make payments in accordance with and subject to Section 2.04. If requested by the Acting Holders, the Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.02. Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties.

(c) Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent, in the absence of bad faith, fraud, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, shall not incur any liability and shall be held harmless by the Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its reasonable selection and the advice or opinion of such outside counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in the absence of bad faith and in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(f) The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise under this Agreement.

(g) Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, fraud, bad faith or willful misconduct.

(h) In addition to the indemnification provided under Section 3.02(g), Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as set forth on the fee schedule (the “Fee Schedule”) mutually agreed upon by the parties and incorporated herein by reference, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses and other reasonable and documented disbursements actually incurred by the Rights Agent in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges in accordance with the Fee Schedule.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights or powers if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent shall have no responsibility to Purchaser, Parent, any holders of CVRs, any holders of shares of Common Stock or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.

(k) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among Purchaser, Parent or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(l) Subject to applicable Legal Requirement, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Purchaser or Parent or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Purchaser, Parent or for any other Person.

(m)  In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Parent, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Purchaser, Parent or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Parent or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(n) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Purchaser or Parent resulting from any such act, default, neglect or misconduct, absent gross negligence, fraud, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection or continued employment thereof.

(o) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Purchaser or Parent, as applicable, only, in each case, other than the Rights Agent’s representations, warranties and statements under this Agreement.

(p) The Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Purchaser or Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Purchaser or Parent.

(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(r) The Rights Agent shall not be liable or responsible for any failure of Purchaser or Parent to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(s) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(t) The Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement.

(u) The obligations of Purchaser and Parent and the rights of the Rights Agent under this Section 3.02, Section 3.01 and Section 2.04 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.03. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified, and such resignation will be effective on the date so specified.

(b) Parent shall have the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

(c) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(c) and Section 3.04, become the Rights Agent for all purposes hereunder.

(d) Parent shall give notice, or cause the Rights Agent to give notice, of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send, or cause to be sent, such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(e) Notwithstanding anything to the contrary in this Section 3.03, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.04. Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

ARTICLE 4

COVENANTS

Section 4.01. List of Holders.

Parent shall furnish or cause to be furnished to the Rights Agent the names and addresses of the Holders (other than with respect to Company RSUs or Company Options) within thirty (30) Business Days following the Closing Date in a form reasonably satisfactory to the Rights Agent and received from the Surviving Corporation’s transfer agent (or other agent performing similar services for the Surviving Corporation) and, with respect to Equity Award CVRs, as set forth in the books and record of the Company as of the Effective Time.

Section 4.02. Payment of Milestone Payments.

Parent shall duly and promptly deposit with the Rights Agent for payment to the Holders (or, in respect of any Equity Award CVRs in the event of a Self-Pay Election, pay or cause to be paid as contemplated by the penultimate sentence of Section 2.04(b)) the Milestone Payments, if any, in the manner provided for in Section 2.04 and in accordance with the terms of this Agreement.

Section 4.03. Additional Covenants.

(a) Following the Closing and until the end of the DB-OTO Milestone Period, Parent shall use Commercially Reasonable Efforts to achieve the DB-OTO Milestone; it being understood, for the avoidance of doubt, that (i) use of Commercially Reasonable Efforts does not guarantee that Parent will achieve the DB-OTO Milestone by a specific date or at all and (ii) there is no Commercially Reasonable Efforts obligation with respect to the Registration Study Milestone.

(b) In the event that either Milestone has not yet been achieved and the Termination has not occurred, and Parent desires to consummate a Change of Control prior to the end of the Milestone Period for such Milestone, Parent or Purchaser, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent to assume Parent’s and Purchaser’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement (including, for the avoidance of doubt, Section 6.14).

ARTICLE 5

AMENDMENTS

Section 5.01. Amendments Without Consent of Holders or Rights Agent.

(a) Parent, at any time or from time to time, may unilaterally enter into one or more amendments hereto for any of the following purposes, without the consent of any of the Holders, so long as, in the cases of clauses (iii), (iv) and (vi), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to evidence the succession of another Person to Parent or Purchaser and the assumption by any such successor of the covenants of Parent or Purchaser herein as provided in Section 6.05;

(iii) to add to the covenants of Parent or Purchaser such further covenants, restrictions, conditions or provisions as Parent and Purchaser shall determine to be for the protection of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(v) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act (or similar registration or prospectus requirements under securities laws outside the United States); or

(vi) any other amendments hereto for the purposes of adding, eliminating or changing any provisions of this Agreement.

(b) Promptly after the execution by Parent and Purchaser of any amendment pursuant to the provisions of this Section 5.01, Purchaser shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.02. Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Parent and Purchaser without the consent of any Holder pursuant to Section 5.01, with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, Purchaser and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by Parent, Purchaser and the Rights Agent of any amendment pursuant to the provisions of this Section 5.02, Purchaser shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.03. Execution of Amendments.

Prior to executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, a certificate of an officer of the Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Rights Agent is not obligated to enter into any such amendment unless it does not affect the Rights Agent’s own rights, immunities, liabilities, duties or obligations under this Agreement or otherwise. Each amendment to this Agreement shall be evidenced by a writing signed by each of the Rights Agent, Parent and Purchaser.

Section 5.04. Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Notices to Rights Agent, Parent, and Purchaser.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) after deposit in the mail, if sent by registered or certified mail, (c) after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission and confirmation of receipt, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt, or (e) on the next Business Day following transmission and confirmation of receipt, if sent by facsimile or email transmission after 6:00 p.m., local time, in the place of receipt; provided that the notice or other communication is sent to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice to the other parties), if to the Rights Agent, to:

Computershare Trust Company, N.A.

Computershare Inc.

150 Royall Street

Canton, MA 02021

if to Parent and/or Purchaser:

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591

Attention: Joseph J. LaRosa

     Executive Vice President, General Counsel and Secretary

Email: joseph.larosa@regeneron.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Andrew R. Brownstein

     Victor Goldfeld

Email:      ARBrownstein@wlrk.com

     VGoldfeld@wlrk.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 6.02. Notice to Holders.

All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.03. Entire Agreement.

As between Purchaser, Parent and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling.

Section 6.04. Carve-Out Transactions.

(a) Prior to the end of the Registration Study Milestone Period, Parent shall not, and shall not permit any of its Subsidiaries to, enter into a Carve-Out Transaction unless, prior to such Carve-Out Transaction, (x) Parent determines in good faith that, following such Carve-Out Transaction, the acquirer or other surviving entity, as applicable, is reasonably capable of making due and punctual payment of the Milestone Payments; and (y) the acquirer or other surviving entity, as applicable, expressly assumes in writing the due and punctual payment of such amounts if, as and when payable with respect to the CVRs and the performance of all of Parent’s and Purchaser’s obligations, duties and covenants under this Agreement, subject to the limitations expressly set forth herein.

(b) Upon the consummation of any Carve-Out Transaction in accordance with this Section 6.04, the acquirer or other surviving entity, as applicable, shall succeed to, and be substituted for, and may exercise every right and power of, Parent and Purchaser under this Agreement with the same effect as if such Person had been named as Parent and Purchaser herein, provided that Parent and Purchaser shall remain secondarily liable for the performance of the respective obligations under this Agreement of Parent and Purchaser.

Section 6.05. Successors and Assigns.

Each of Parent and Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more its Affiliates (that are direct or indirect Subsidiaries of Parent) (each, an “Assignee”) and any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees (as defined in the foregoing parenthetical); provided, however, that in connection with any assignment to an Assignee, Parent and Purchaser shall remain primarily liable for the performance of the respective obligations under this Agreement of Parent and Purchaser. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. Except for assignments pursuant to Section 6.15, the Rights Agent may not assign this Agreement without Parent’s consent. Except in connection with a Carve-Out Transaction or any assignment to an Assignee pursuant to this Section 6.05, neither Parent nor Purchaser may assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.05 shall be void ab initio and of no effect. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.03(c). The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.05.

Section 6.06. Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their respective permitted successors and assigns hereunder, subject to the limitations set forth herein) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their respective permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein. Without limitation of the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 2.04(b) solely to the extent such payment has been finally determined to be due and payable under this Agreement and has not been paid when due). Acting Holders acting pursuant to the preceding sentence on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 6.07. Governing Law.

This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the Legal Requirements of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the State of Delaware.

Section 6.08. Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, with respect to any dispute arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby agrees that service of any process, summons, notice or document if given in accordance with Section 6.01 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby; provided that the foregoing shall not affect the right of any party to serve legal process in any other manner permitted by applicable Legal Requirements.

Section 6.09. WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.10. Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such term or other provision to Persons or circumstances other than those as to which it is determined to be invalid, illegal or incapable of being enforced, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Legal Requirement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that this Agreement be effected as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to Parent.

Section 6.11. Counterparts; Effectiveness.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.12. Termination.

This Agreement shall be terminated and of no force or effect and, except for the liability to or of the Rights Agent, as provided in Section 3.02, the parties hereto shall have no liability hereunder, upon the earliest to occur of (a) the payment of the Registration Study Milestone Payment; (b) the failure to achieve (i) the DB-OTO Milestone prior to the end of the DB-OTO Milestone Period or (ii) the Registration Study Milestone prior to the end of the Registration Milestone Period; and (c) the delivery of a written agreement of termination duly executed by Parent, Purchaser and the Acting Holders (the earliest of such times (a), (b), and (c), the “Termination”). For the avoidance of doubt, the right of any Holder to receive any Milestone Payment, and any covenants and obligations of Parent and Purchaser (other than pursuant to Section 2.04(g)), shall be irrevocably terminated and extinguished if the DB-OTO Milestone is not achieved before the end of the DB-OTO Milestone Period or the Termination, whichever is earlier. Notwithstanding the foregoing, no Termination shall affect any rights or obligations accrued prior to the effective date of such Termination or Section 6.01, Section 6.02, Section 6.03, Section 6.06, Section 6.07, Section 6.08, Section 6.09, Section 6.10, Section 6.11, or Section 6.13.

Section 6.13. Construction.

(a) The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section and paragraph references are to the articles, sections and paragraphs of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The parties and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(b) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.14. Obligation of Parent and Purchaser.

Purchaser and the Surviving Corporation shall ensure that Parent duly performs, satisfies and discharges each of the covenants, obligations and liabilities applicable to Parent under this Agreement. Parent shall ensure that Purchaser and the Surviving Corporation duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to Purchaser or the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Purchaser and the Surviving Corporation for the performance and satisfaction of each of said covenants, obligations and liabilities. References to Purchaser herein shall be deemed to be references to the Surviving Corporation from and after the Effective Time.

Section 6.15. Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.03. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.15.

Section 6.16. Further Assurance by Company.

Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required and requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 6.17. Force Majeure.

Notwithstanding anything to the contrary contained herein, no party to this Agreement will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 6.18. Entire Agreement.

This Agreement, together with the Fee Schedule, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Nouhad Husseini
Name: Nouhad Husseini
Title: Senior Vice President, Business Development and Corporate Strategy

SYMPHONY ACQUISITION SUB, INC.

By:	/s/ Nouhad Husseini
Name: Nouhad Husseini
Title: Managing Director

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC.,

On behalf of both entities

By:	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Manager, Corporate Actions

[Signature Page to Contingent Value Rights Agreement]